EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

                We consent to the incorporation by reference in this Registration Statement of Palm, Inc. on Form S–3 of our report dated June 22, 2001 (June 25, 2001 as to Note 16), appearing in the Annual Report on Form 10–K of Palm, Inc. for the year ended June 1, 2001 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/  Deloitte & Touche LLP
San Jose, California
January 11, 2002